EXHIBIT 23.2


               CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of Acceptance Insurance Companies Inc. of our report relating to the consolidated financial statements of the Redland Group, Inc. and subsidiaries which appears in the Current Report on Form 8-K of Acceptance Insurance Companies Inc. dated July 2, 1993.


Price Waterhouse
PRICE WATERHOUSE
Omaha, Nebraska
April 5, 1994